EXHIBIT 99.1

City National Bank Completes Acquisition of Rochdale Investment Management

Addition Will Further Strengthen City National's Wealth Management Capabilities

LOS ANGELES, July 2, 2012 (GLOBE NEWSWIRE) -- City National Bank, a wholly owned subsidiary of City National Corporation (NYSE:CYN), today completed its acquisition of Rochdale Investment Management, a New York City-based investment firm that manages assets for affluent and high-net-worth clients and their financial advisors across the nation. City National announced plans to acquire the $4.8 billion firm on April 25 of this year.

Rochdale will combine with City National Asset Management to form a new registered investment advisor within the bank's wealth management group. The new firm, City National Rochdale Investments, will operate as a wholly owned subsidiary of City National Bank. It will manage approximately $18 billion in client assets.

Founded in 1986, Rochdale serves clients primarily through CPAs, attorneys and other financial advisors, and offers a wide array of equity, fixed income and non-traditional investment alternatives. Headquartered in New York, the firm also has offices in California, Virginia, Maryland, Texas and Florida.

City National expects the integration of the two firms to be completed early next year. Until then, they will continue to operate under the Rochdale Investment Management and City National Asset Management names.

This acquisition brings City National Corporation's total assets under management or administration to more than $60 billion.  The company expects it to be modestly accretive to earnings in 2012.

About City National

Backed by $24 billion in total assets, City National Bank provides banking, investment and trust services through 79 offices, including 16 full-service regional centers, in Southern California, the San Francisco Bay Area, Nevada, New York City, Nashville and Atlanta.

For more information about City National, visit the company's Website at cnb.com.

The City National Bank logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3143

CONTACT: Investor Contact:
         Christopher J. Carey, 310.888.6777
         Chris.carey@cnb.com

         Media Contact:
         Cary Walker, 213.673.7615
         Cary.walker@cnb.com